PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact: Matt McNulty

             Chief Financial Officer                                                                                            904/858-9100

PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR

THE FOURTH QUARTER AND FISCAL YEAR 2022

Patriot Transportation Holding, Inc. (NASDAQ-PATI) Jacksonville, Florida; December 6, 2022

Fourth Quarter Operating Results

The Company reported net income of $470,000, or $.13 per share for the quarter ended September 30, 2022, compared to $40,000, or $.01 per share, in the same quarter last year.

Revenue miles were down 332,000, or 6%, over the same quarter last year due to a lower average driver count resulting primarily from the closure of our Nashville location and turnover (down ~10 drivers from the 4th quarter of last year). Operating revenues for the quarter were $22,882,000, up $2,425,000 from the same quarter last year due to rate increases, higher fuel surcharges and an improved business mix. Operating revenue per mile was up $.70, or 18.9%.

Compensation and benefits increased $826,000, mainly due to the increases in driver compensation offset by a lower driver count and non-driver personnel reductions. Fuel expense increased $945,000 due to higher diesel prices. Insurance and losses increased $444,000, primarily due to a single tractor, rollover fatality ($270,000) along with higher health and other claims. Depreciation expense was down $285,000 in the quarter. Gain on the sale of assets was $97,000 versus a loss of ($26,000) in the same quarter last year. The current quarter gain on sale of assets was reduced by $199,000 for the net book value of the equipment destroyed in the fatality accident and a separate rollover ($178,000) caused by a third-party with only $10,000 of liabilty insurance.

As a result, operating profit this quarter was $484,000 compared to $58,000 in the same quarter last year.

Operating Results for Fiscal year 2022

The Company reported net income of $7,190,000, or $1.98 per share, compared to $625,000, or $.18 per share, in the same period last year. Net income this year included $6,281,000, or $1.73 per share, from gains on real estate sales net of income taxes. Net income in the prior year included $1,170,000, or $.34 per share, from gains on real estate sales net of income taxes.

Revenue miles were down 2,539,000, or 11%, over the same period last year due to a lower average driver count (down ~40 drivers from last year). Operating revenues for the period were $87,882,000, up $6,614,000 from the same period last year. Operating revenue per mile was up $.72, or 21.1% due to rate increases, higher fuel surcharges and an improved business mix.

Compensation and benefits increased $1,708,000, mainly due to the increased driver compensation package offset by a lower driver count and non-driver personnel reductions. Fuel expense

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increased $3,658,000 as a result of higher diesel prices. Insurance and losses increased $906,000, primarily as a result of the maximum limit COVID health claim ($420,000), a negative workers’ compensation adjustment from a prior year claim ($380,000), and two September vehicle rollovers ($269,000).  Depreciation expense was down $1,117,000 in the period. SG&A expense was higher by $542,000 which included a one-time transaction bonus of $394,000 following the sale of the Tampa property for certain members of management. Gain on the sale of land was $8,330,000 due to the sale of our former terminal location in Tampa, FL compared to $1,614,000 in the same period last year due to the sale of our former terminal location in Pensacola, FL and the sale and partial leaseback of our terminal in Chattanooga, TN. Gain on the sale of assets was $739,000 versus a loss of ($179,000) in the same period last year.

As a result, operating profit this period was $9,299,000 compared to $880,000 in the same period last year. Operating ratio was 89.4 versus 98.9 last year. Excluding the gain on sale of Tampa terminal and the one-time transaction bonus, adjusted operating profit was $1,363,000 as compared to an adjusted operating loss of ($734,000) in the same period last year. The COVID medical claim, the prior year workers’ compensation claim and the two Q4 rollover incidents resulted in a total charge of $1,268,000 in fiscal 2022.

Summary and Outlook

Since announcing the first significant pay increase back in April of 2021, our driver count has stabilized and we have been holding steady at +/- 350 revenue producing drivers. During the first quarter of 2022 we announced additional driver pay increases in all of our markets, with the majority effective February 4, 2022. In July, we announced additional driver pay increases in about half of our markets with the other half planned for early fiscal 2023. These increases require drivers to meet certain criteria each month in order to qualify, including minimum average log hours worked and zero unexcused absences to help drive productivity.

We continue to see inflationary pressure add to our other expenses as well, particularly in vehicle parts, maintenance labor, tires and non-driver labor. Insurance premiums continue to rise in the high single digits on the lower end and up to 15-20% on the upper layers of our insurance coverage. To combat all of these rising costs, our biggest focus the past 18 months and continuing into FY 2023 will be on partnering with customers who understand the challenges we face and are willing to continue to raise rates to allow us to make an acceptable return on our capital. We continue to successfully negotiate additional rate increases with most of our customers and will seek to replace business where the rate negotiations do not allow us to cover rising expenses.

This was a particularly difficult year from an insurance claims and equipment write-off perspective with four incidents costing us a little over $1.2 million of expense in fiscal 2022. We are certainly vulnerable to these types of claims every year but this was unlike most, if any, of our prior years’ experience having so much expense tied up in just 4 claims.

Our balance sheet remained stable with $8.3 million of cash and cash equivalents as of September, 2022, with no outstanding debt. We replaced 26 tractors and 5 trailers during the year. We also added 5 used dry bulk trailers to the fleet as we continue to try and expand that part of our business. For fiscal 2023 we are planning to purchase 73 new tractors (29 are replacing lease units) and ~10 trailers and anticipate a total capital expenditure of ~$12 million in fiscal 2023.

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Impact of the COVID-19 Pandemic

The COVID-19 pandemic continues to have some impact on demand for oil and petroleum products in certain markets but that impact was far less in this quarter than had been experienced since the beginning of the pandemic. As an essential business, we have continued to operate throughout the pandemic in accordance with CDC guidance and orders issued by state and local authorities.

Conference Call

The Company will host a conference call on December 6, 2022 at 3:00 PM (EDT). Analysts, shareholders and other interested parties may access the teleconference live by calling 1-877-545-0523 domestic or international at 1-973-528-0016. Computer audio live streaming is available at https://www.webcaster4.com/Webcast/Page/2058/47125. An audio replay will be available for sixty (60) days following the conference call by dialing toll free 1-877-481-4010 domestic or international 1-919-882-2331 then enter pass code 47125. An audio archive can also be accessed at https://www.webcaster4.com/Webcast/Page/2058/47125.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include the impact of the COVID-19 pandemic on our revenues, operations and financial condition; general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation business. The Company’s transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company engaged in the hauling of liquid and dry bulk commodities.

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PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

(Unaudited)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2022	2021	2022	2021

Operating revenues	$22,882	20,457	87,882	81,268

Cost of operations:
Compensation and benefits	10,086	9,260	37,906	36,198
Fuel expenses	3,445	2,500	13,288	9,630
Repairs & tires	1,597	1,369	5,760	5,402
Other operating	834	968	3,027	3,270
Insurance and losses	1,865	1,421	8,167	7,261
Depreciation expense	1,291	1,576	5,537	6,654
Rents, tags & utilities	618	656	2,650	2,708
Sales, general & administrative	2,361	2,203	9,306	8,764
Corporate expenses	398	420	2,011	1,936
Gain on sale of terminal sites	—	—	(8,330)	(1,614)
(Gain) loss on disposition of PP&E	(97)	26	(739)	179
Total cost of operations	22,398	20,399	78,583	80,388

Total operating profit	484	58	9,299	880

Interest income and other	45	1	62	5
Interest expense	(5)	(4)	(18)	(27)

Income before income taxes	524	55	9,343	858
Provision for income taxes	54	15	2,153	233

Net income	$470	40	$7,190	625

Loss on retiree health, net	(13)	(16)	(13)	(16)
Unrealized investment gains (losses), net	2	—	(5)	—

Comprehensive income	$459	24	$7,172	609

Earnings per common share:
Net income -
Basic	$0.13	0.01	2.08	0.18
Diluted	$0.13	0.01	1.98	0.18

Number of shares (in thousands) used in computing:
-basic earnings per common share	3,484	3,406	3,459	3,395
-diluted earnings per common share	3,510	3,441	3,623	3,408

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PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30,	September 30,
Assets	2022	2021
Current assets:
Cash and cash equivalents	$8,302	10,899
Accounts receivable (net of allowance for doubtful accounts of $68 and $86, respectively)	5,296	4,930
Inventory of parts and supplies	1,006	871
Prepaid tires on equipment	1,486	1,317
Prepaid taxes and licenses	378	448
Prepaid insurance	3,927	4,614
Prepaid expenses, other	163	299
Total current assets	20,558	23,378

Property and equipment, at cost	72,816	77,181
Less accumulated depreciation	52,567	54,497
Net property and equipment	20,249	22,684

Operating lease right-of-use assets	2,424	1,949
Goodwill	3,637	3,637
Intangible assets, net	556	756
Other assets, net	142	156
Total assets	$47,566	52,560

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,964	1,858
Federal and state taxes payable	594	263
Accrued payroll and benefits	3,208	2,939
Accrued insurance	1,053	1,105
Accrued liabilities, other	1,010	1,742
Operating lease liabilities, current portion	884	928
Total current liabilities	8,713	8,835

Operating lease liabilities, less current portion	1,705	1,131
Deferred income taxes	3,631	4,062
Accrued insurance	1,476	1,537
Other liabilities	854	879
Total liabilities	16,379	16,444
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, 5,000,000 shares authorized, of which 250,000 shares are designated Series A Junior Participating Preferred Stock; $0.01 par value; None issued and outstanding	—	—
Common stock, $.10 par value; (25,000,000 shares authorized; 3,484,004 and 3,415,643 shares issued and outstanding, respectively)	348	342
Capital in excess of par value	39,958	39,257
Accumulated deficit	(9,190)	(3,572)
Accumulated other comprehensive income, net	71	89
Total shareholders’ equity	31,187	36,116
Total liabilities and shareholders’ equity	$47,566	52,560
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Non-GAAP Financial Measures

To supplement the financial results presented in accordance with GAAP, Patriot presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Patriot uses these non-GAAP financial measures to analyze its continuing operations and to monitor, assess, and identify meaningful trends in its operating and financial performance. These measures are not, and should not be viewed as, substitutes for GAAP financial measures.

Adjusted Operating Profit

Adjusted operating profit excludes the impact of the gain on sale of terminal sites and the one-time transaction bonus related to the sale. Adjusted operating profit is presented to provide additional perspective on underlying trends in Patriot’s core operating results. A reconciliation between operating profit and adjusted operating profit is as follows:

	Three months ended		Twelve months ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Operating profit	$484	58	9,299	880
Adjustments:
Gain on sale of terminal sites	—	—	(8,330)	(1,614)
One-time transaction bonus	—	—	394	—
Adjusted operating profit (loss)	$484	58	1,363	(734)